Exhibit 10.8.3

A Leading Manufacturer of Protective Materials for High Reliability Applications	Global Operations Center 295 University Avenue Westwood, MA 02324 Phone: 781.332.0700 Fax:781.332.0701 www.chasecorp.com

July 6, 2020

Jeffery Haigh

Dear Jeff,

It is with great pleasure that we extend to you an offer of employment with Chase Corporation as General Counsel, in our Westwood office with a start date to be determined.

This position is an exempt position reporting to Adam Chase, President & CEO. The details of the offer are outlined below:

●	$230,000 annual base salary, paid at $8,846.15 bi-weekly
●	Annual Bonus with a target of 25% of base pay ($57,500)
●	Long-Term Incentive Plan (LTIP) with a target of 40% of your base pay to be outlined in a separate document.
●	Sign-on equity grant of $50,000, restricted stock with a one-year cliff vesting period
●	$1000/mo auto allowance paid with the first paycheck of each month
●	23 days PTO per calendar year
●	Severance in the event of a change in control
●	Eligibility for the Executive Non-Qualified Deferred Savings Plan
●	Enrollment in our health insurance plans effective September 1, 2020 (if you start in July).

Your base salary will be reviewed annually. Any increase, if awarded, will be effective on September 1, 2021 after the completion of a formal performance evaluation. Your salary and performance will be reviewed on an annual basis thereafter.

We offer a comprehensive benefits package which will be reviewed during your new hire orientation. This offer is contingent upon a successful background check and your execution of an Employee Confidentiality, Non-Competition, Non-Solicitation, Patents and Inventions Agreement.

This offer is not a contract and supersedes any previous offer or representation. Your employment with Chase Corporation will be “at will”.

We look forward to you joining the team and supporting the growing Chase Corporation businesses. We are confident that your past experience and expertise will provide a solid foundation for our mutual benefit.

Please indicate your acceptance of this offer by signing below.

Yours truly,

Paula Eckel
Vice President, Human Resources

Accepted: Jeffery Haigh	Date: